UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported):
July 19, 2011
LENNOX INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15149 (Commission File Number)	42-0991521 (IRS Employer Identification No.)
2140 Lake Park Blvd.
Richardson, Texas 75080
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (972) 497-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Director Jeffrey D. Storey
     On July 19, 2011, Jeffrey D. Storey, M.D. informed Lennox International Inc. (the “Company”) of his resignation from its Board of Directors (the “Board”) effective that day.
(d) Election of Director Todd J. Teske
     On July 22, 2011, the Board, as permitted under the Company’s Amended and Restated Bylaws, elected Todd J. Teske to fill the Board seat created by Dr. Storey’s resignation. Mr. Teske’s term will expire at the Company’s 2012 annual meeting of stockholders.
     The Board has named Mr. Teske to the Audit Committee and the Public Policy Committee.
     As compensation for his service on the Board, Mr. Teske will receive an annual retainer of $90,000, at least $20,000 of which must be taken in the form of common stock of the Company, in accordance with the Company’s Board of Director compensation program. In addition, subject to continued service as a director, Mr. Teske will be eligible to receive a restricted stock unit (“RSU”) grant each year, with an approximate delivered value of $95,000. The RSUs under this program are scheduled to vest, subject to continued service as a director of the Company, three years following the grant date. The compensation described above is consistent with the Company’s current Board compensation program applicable to the Company’s other Board members.
     Mr. Teske and the Company entered into an indemnification agreement (the “Indemnification Agreement”) which will provide indemnification protection for Mr. Teske in connection with his service as a director of the Company. The agreement is substantially similar to the form filed as Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (Registration No. 333-75725) filed on April 6, 1999 and incorporated herein by reference.
     The Company issued a press release announcing Mr. Teske’s election on July 25, 2011, which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated July 25, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.
Date: July 25, 2011	By:	/s/ Robert L. Villaseñor
		Name:	Robert L. Villaseñor
		Title:	Director, Securities Law and Assistant Secretary

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